Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of iPower Inc. (the “Company”) of our report dated October 2, 2026, relating to our audits of the consolidated financial statements of the Company as of June 30, 2026 and 2025, and the related consolidated statements of operations and comprehensive loss, changes in shareholders’ equity, and cash flows for each of the years in the two-year period ended June 30, 2026, and the related notes, included in the Company’s Annual Report on Form 10-K for the year ended June 30, 2026.

  /s/ HTL International, LLC

Houston, Texas

October 23, 2026